Exhibit 23.4
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (the “Registration Statement”) of Carrizo Oil & Gas, Inc., a Texas corporation (the “Company”), of the information contained in our reserve report that is summarized as in our summary letter dated March 14, 2007, relating to the oil and gas reserves and revenue, as of December 31, 2006, of certain interests of the Company, provided however, that we were necessarily unable to verify the estimates from our Report since these estimates were combined with those of other firms for other properties and reported in total.
We hereby consent to all references to our reserve report in each of the Registration Statements and each Prospectus to which any such Registration Statement relates, and further consent to our being named as an expert in the Registration Statements and each Prospectus with respect to the matters covered by such report and in giving such report.

/s/ LaRoche Petroleum Consultants, Ltd.
LaRoche Petroleum Consultants, Ltd.

Houston, Texas
April 10, 2007